Exhibit 99.2

        Gulf Island Fabrication, Inc. Announces New President
                     for Gulf Marine Fabricators


    HOUMA, La.--(BUSINESS WIRE)--Nov. 6, 2006--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today announced that Clint Anderson has joined Gulf Island Fabrication, Inc. as the President of G. M. Fabricators, L. P. d/b/a Gulf Marine Fabricators, the Company's South Texas facility. Mr. Anderson has over 25 years of worldwide marine fabrication and related experience.

    "We are delighted that a person with the marine fabrication experience of Clint Anderson will be joining our Company," said Kerry Chauvin, CEO and Chairman of the Board of Gulf Island Fabrication. "We believe that Clint Anderson's leadership and knowledge will be a great addition to the team at Gulf Marine Fabricators, which the Company acquired earlier this year."

    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms, hull and/or deck sections of floating production platforms (such as tension leg platforms ("TLPs")), "SPARs, FPSOs", piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLP's, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.


    CONTACT: Gulf Island Fabrication, Inc., Houma
             Kerry J. Chauvin, 985-872-2100
             Chief Executive Officer
             or
             Joseph "Duke" Gallagher, 985-872-2100
             Chief Financial Officer